Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Fourth Quarter and Full Year Fiscal 2017 Results

Sales increase of 42 percent driven by first full quarter of Luvata HTS contribution and strong growth in Asia; adjusted operating income increases 23 percent

RACINE, WI, May 24, 2017 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the fourth quarter and year ended March 31, 2017.

Fourth Quarter Highlights:

•	Sales of $488.3 million, up 42 percent from the prior year, including $143.0 million of sales from the Luvata HTS business, now operating as the Commercial and Industrial Solutions (“CIS”) segment
•	Non-CIS (“base business”) sales up two percent on a constant-currency basis
•	Operating income of $20.2 million compared with an operating loss of $0.7 million in the prior year
•	Adjusted operating income of $29.2 million, up 23 percent from the prior year
•	Earnings per share of $0.16 and adjusted earnings per share of $0.35

Full Year Highlights:

•	Sales of $1,503.0 million, up 11 percent from the prior year
•	Operating income of $39.4 million compared with an operating loss of $7.5 million in the prior year
•	Adjusted operating income of $69.3 million, up 10 percent from the prior year
•	Earnings per share of $0.29 and adjusted earnings per share of $0.78

“Fiscal 2017 was a year of significant transformation for Modine, and we finished on a strong note, achieving significant sales and earnings growth, driven by the addition of CIS to our business portfolio,” said Modine President and Chief Executive Officer, Thomas A. Burke. “Our base business also returned to growth in the fourth quarter, driven in part by significant increases in Asia and market improvements. We are very pleased with the integration of the CIS organization into Modine, and we remain on track to deliver annual cost synergies of at least $15 million within the next three to four years.  These will be driven by ongoing optimization of manufacturing, procurement savings, and maximizing shared support functions.”

Net sales for the fourth quarter were $488.3 million, which included $143.0 million of sales from our CIS segment, up 42 percent from the prior year. On a constant-currency basis, sales of the base business increased $6.7 million, or 2 percent, from the prior year. The increase in base business sales was primarily a result of strong sales growth in the Asia segment, partially offset by lower sales in the Americas segment as a result of ongoing weakness in the heavy-duty commercial vehicle market.

Gross profit increased $22.7 million in the fourth quarter from the prior year to $84.9 million, including $21.6 million contributed by the CIS segment. Gross margin decreased 70 basis points to 17.4 percent. The decline was primarily due to higher raw material costs, and the negative impact of incremental depreciation and amortization expense and an inventory step-up adjustment resulting from purchase accounting, which together totaled $3.3 million. These negative drivers were partially offset by savings from procurement initiatives and higher sales volumes.

Selling, general and administrative (“SG&A”) expenses increased $19.0 million in the fourth quarter from the prior year, including $13.8 million from the new CIS segment.  SG&A expenses in the base business were up $5.2 million from the prior year, primarily resulting from $3.2 million of acquisition and integration costs and higher compensation and benefit expenses during the quarter.

The company recorded $4.9 million of restructuring expenses during the fourth quarter, primarily related to equipment transfer and plant consolidation costs and employee severance expenses in the Europe and Americas segments.

Fourth quarter operating income was $20.2 million compared with an operating loss of $0.7 million in the fourth quarter of the prior year. Excluding restructuring expenses, acquisition and integration costs, and certain other items, adjusted operating income was $29.2 million, up 23 percent from the prior year. This improvement was primarily due to the performance of the new CIS segment and procurement savings, partially offset by higher raw materials costs and higher compensation and benefits expenses.

Earnings per share were $0.16, flat with the prior year. Adjusted earnings per share were $0.35 compared to adjusted earnings per share of $0.36 in the fourth quarter of the prior year, with the decrease driven largely by the increased interest expense from the acquisition debt.

Fourth Quarter Segment Review

•
Americas segment sales were $144.6 million compared with $145.1 million one year ago, a decrease of 0.4 percent, including a favorable impact from foreign currency translation. On a constant-currency basis, sales decreased 2.5 percent year-over-year, primarily due to ongoing weakness in the heavy-duty commercial vehicle market in North America. The segment reported operating income of $13.4 million, up $2.0 million compared to the prior year, primarily due to lower restructuring expenses, and gains totaling $1.1 million from the sale of two vacant facilities. This was partially offset by higher raw material costs, performance inefficiencies, and higher compensation and benefits expenses as compared with the prior year.

•
Europe segment sales were $134.6 million compared with $139.1 million one year ago, a decrease of 3.2 percent. On a constant-currency basis, sales were flat compared with the prior year, driven primarily by higher sales to automotive customers, offset by lower sales to commercial vehicle customers. The segment reported operating income of $7.1 million as compared to a $5.0 million operating loss in the prior year, or a $12.1 million improvement. This improvement was driven by lower restructuring and impairment charges in the current year. The quarter included $3.2 million in restructuring charges, while the comparable period in the prior year included a $9.9 million fixed asset impairment, as well as $6.3 million in restructuring charges.

•
Asia segment sales were $33.3 million compared with $22.9 million one year ago, an increase of 45.5 percent. This increase was driven by higher sales to automotive and off-highway customers in China, India and Korea. Operating income of $2.8 million improved $1.1 million from the prior year due to higher sales volumes.

•
CIS segment sales were $143.0 million in the fourth quarter. The segment reported operating income of $7.8 million. In addition, the segment results include $3.2 million of intangible asset amortization expense and fixed asset step-up depreciation expense related to purchase accounting for the acquisition.

•
Building HVAC segment sales were $38.8 million compared with $40.4 million one year ago, a decrease of 4.1 percent. On a constant-currency basis, sales were up 2.3 percent as compared with the prior year.  This increase was primarily due to higher sales of air conditioning products in the U.K., partially offset by lower sales of heating and ventilation products in North America. Operating income of $2.8 million was up $1.6 million compared with the prior year, primarily a result of lower restructuring expenses in the current year, as well as lower SG&A expenses.

Full-Year Fiscal 2017 Overview

In fiscal 2017, net sales increased 11.1 percent to $1,503.0 million. On a constant-currency basis, sales were up 12.1 percent compared with the prior year. Gross margin was up 40 basis points to 16.9 percent, as savings related to cost-reduction initiatives were partially offset by the impact of higher raw material costs. In addition, gross margin in fiscal 2017 was negatively impacted by 30 basis points due to the impact of the inventory step-up adjustment related to purchase accounting. The full-year operating income of $39.4 million compares with an operating loss of $7.5 million in the prior year. Excluding pension settlement charges, acquisition and integration costs, restructuring expenses and certain other items, adjusted operating income of $69.3 million was up $6.1 million year-over-year. Earnings per share in fiscal 2017 were $0.29, compared with a loss per share of $0.03 in fiscal 2016, and adjusted earnings per share in fiscal 2017 were $0.78, compared with $0.76 in fiscal 2016.

Balance Sheet & Liquidity

Net debt was $476.7 million as of March 31, 2017, an increase of $383.0 million from the end of fiscal 2016. Total debt was $510.9 million as of March 31, 2017. Cash and cash equivalents at the end of the fourth quarter were $34.2 million. The increase in net debt was due to new long-term debt and borrowings under our revolving credit facility to finance a significant portion of the acquisition of the CIS business on November 30, 2016.

Adjusted free cash flow for the year ended March 31, 2017 was $9.9 million compared with $22.4 million one year ago. Net cash provided by operating activities was $41.6 million compared with $72.4 million one year ago, driven largely by unfavorable net changes in working capital and cash payments for restructuring, acquisition and integration costs.

Outlook

“Approximately eighteen months ago, we launched our Strengthen Diversify and Grow strategic initiative, and I’m very proud of what our teams across the globe have accomplished to set us up for a bright future,” commented Burke. “We did what we set out to do.  We have strengthened, diversified and grown our business, positioning us already in the last quarter of fiscal 2017 to effectively offset the impact of soft conditions that remain in many of our key markets. Although some of our markets remain challenged, we are starting to see improvements, particularly in the off-highway markets. We expect that these improvements, coupled with the addition of the CIS business, will lead to significant sales and earnings growth in fiscal 2018.”

Based on current exchange rates, market outlook and business forecast, Modine provides the following guidance for fiscal 2018:

•	Full fiscal year-over-year sales up 25 to 30 percent;
•	Adjusted EBITDA of $175 million to $185 million;
•	Adjusted operating income of $100 million to $110 million; and
•	Adjusted earnings per share of $1.20 to $1.35.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, May 25th, 2017 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fourth quarter and full year fiscal 2017 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after May 25, 2017. A call-in replay will be available through midnight on May 26, 2017, at 855.859.2056, (international replay 404.537.3406); Conference ID# 9296575. The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, on May 26, 2017.

About Modine

Modine, with fiscal 2017 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary business units:  Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (BHVAC).  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2016 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2016, September 30, 2016 and December 31, 2016. Other risks and uncertainties include, but are not limited to, the following: Modine’s ability to integrate the former Luvata HTS operations into Modine, to harness the anticipated synergies associated with the transaction, and to achieve projected cash flows sufficient to enable Modine to maintain a desirable leverage ratio; the overall health and price-down focus of Modine’s customers, particularly in light of economic and market-specific challenges; uncertainties regarding the costs and benefits of Modine’s restructuring activities; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China, the remaining economic uncertainties in certain markets in North America, and the general uncertainties about the impact of potential regulatory and/or policy changes in the U.S. as a result of a change in administration, and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer, and our ability to manage troughs and take advantage of peaks; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted operating income, adjusted earnings per share, adjusted EBITDA, constant currency, net debt, adjusted free cash flow and financial results of our base business (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity. We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges, restructuring-related expenses, and acquisition-related costs and adjustments, and excluding certain other gains or charges. These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Adjusted EBITDA

Net earnings attributable to Modine plus interest expense, income taxes, depreciation and amortization expenses, impairment charges, restructuring-related expenses, and acquisition-related costs and adjustments, and excluding certain other gains or charges. This is a measure of overall performance not including non-cash depreciation, amortization and impairment charges, interest, income taxes, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Base business

Financial results reported for our base business represent our consolidated financial results less the corresponding amount for Luvata HTS, which we acquired on November 30, 2016 and have since operated as our CIS segment.  We believe this information is useful to investors, as it reflects our performance without the effects of this recent acquisition.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Adjusted free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment, plus payments for restructuring, acquisition-related costs, and certain other expenses. This is a measure of cash generated from operations, excluding payments for restructuring, acquisition-related costs, and certain other expenses, during the period that is available for strategic capital decisions.

On November 30, 2016, the Company acquired Luvata Heat Transfer Solutions (“Luvata HTS”) for total consideration of $415.6 million ($388.2 million, net of cash acquired).  Commencing from the acquisition date, the Company’s condensed consolidated financial statements, set forth in the tables below, reflect the assets, liabilities, operating results and cash flows of Luvata HTS, which is reported as the Commercial and Industrial Solutions segment.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2017	2016	2017	2016
Net sales	$488.3	$343.7	$1,503.0	$1,352.5
Cost of sales	403.4	281.5	1,249.7	1,129.0
Gross profit	84.9	62.2	253.3	223.5
Selling, general & administrative expenses	60.6	41.6	205.0	204.5
Restructuring expenses	4.9	11.4	10.9	16.6
Gain on sale of facilities	(0.8)	-	(2.0)	-
Impairment charge	-	9.9	-	9.9
Operating income (loss)	20.2	(0.7)	39.4	(7.5)
Interest expense	(6.7)	(2.9)	(17.2)	(11.1)
Other (expense) income - net	(0.8)	9.2	(1.4)	8.7
Earnings (loss) before income taxes	12.7	5.6	20.8	(9.9)
(Provision) benefit for income taxes	(4.6)	2.2	(5.9)	8.9
Net earnings (loss)	8.1	7.8	14.9	(1.0)
Net earnings attributable to noncontrolling interest	(0.1)	(0.2)	(0.7)	(0.6)
Net earnings (loss) attributable to Modine	$8.0	$7.6	$14.2	$(1.6)

Net earnings (loss) per share attributable to Modine shareholders - diluted:	$0.16	$0.16	$0.29	$(0.03)

Weighted-average shares outstanding - diluted:	50.1	47.4	48.3	47.3

Condensed consolidated balance sheets (unaudited)

(In millions)
	March 31, 2017	March 31, 2016
Assets
Cash and cash equivalents	$34.2	$68.9
Trade receivables	295.2	189.1
Inventories	168.5	111.0
Other current assets	55.4	43.5
Total current assets	553.3	412.5
Property, plant and equipment - net	459.0	338.6
Intangible assets - net	134.1	8.2
Goodwill	165.1	15.8
Deferred income taxes	108.4	123.1
Other noncurrent assets	29.6	22.7
Total assets	$1,449.5	$920.9

Liabilities and shareholders' equity
Debt due within one year	$105.2	$37.1
Accounts payable	230.3	142.4
Other current liabilities	119.9	94.1
Total current liabilities	455.4	273.6
Long-term debt	405.7	125.5
Deferred income taxes	9.7	4.2
Other noncurrent liabilities	157.5	134.9
Total liabilities	1,028.3	538.2
Total equity	421.2	382.7
Total liabilities & equity	$1,449.5	$920.9

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

(In millions)

	Twelve months ended March 31,
	2017	2016
Cash flows from operating activities:
Net earnings (loss)	$14.9	$(1.0)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	58.3	50.2
Gain on sale of facilities	(2.0)	-
Impairment charge	-	9.9
Insurance proceeds from Airedale fire	-	5.9
Pension and postretirement expense	3.4	45.1
Deferred income taxes	(4.6)	(18.8)
Other - net	7.9	5.0
Net changes in operating assets and liabilities	(36.3)	(23.9)
Net cash provided by operating activities	41.6	72.4

Cash flows from investing activities:
Acquisitions - net of cash acquired	(364.2)	(1.4)
Expenditures for property, plant and equipment	(64.4)	(62.8)
Insurance proceeds from Airedale fire	3.0	27.4
Costs to replace building and equipment damaged in Airedale fire	(1.0)	(41.7)
Proceeds from dispositions of assets	5.7	0.4
Other - net	(1.3)	0.3
Net cash used for investing activities	(422.2)	(77.8)

Cash flows from financing activities:
Net increase in debt	356.7	10.9
Financing fees paid	(8.7)	-
Purchases of treasury stock under share repurchase program	-	(6.9)
Other - net	(0.4)	(1.3)
Net cash provided by financing activities	347.6	2.7

Effect of exchange rate changes on cash	(1.7)	1.1

Net decrease in cash and cash equivalents	(34.7)	(1.6)

Cash and cash equivalents - beginning of period	68.9	70.5

Cash and cash equivalents - end of period	$34.2	$68.9

Segment operating results (unaudited)

(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2017	2016	2017	2016
Net sales:
Americas	$144.6	$145.1	$534.0	$585.5
Europe	134.6	139.1	524.3	524.1
Asia	33.3	22.9	111.5	79.0
Commercial and Industrial Solutions	143.0	-	177.7	-
Building HVAC	38.8	40.4	171.6	181.4
Segment total	494.3	347.5	1,519.1	1,370.0
Corporate and eliminations	(6.0)	(3.8)	(16.1)	(17.5)
Net sales	$488.3	$343.7	$1,503.0	$1,352.5

Operating income (loss):
Americas	$13.4	$11.4	$26.7	$36.2
Europe	7.1	(5.0)	37.1	13.3
Asia	2.8	1.7	7.7	0.8
Commercial and Industrial Solutions	7.8	-	7.5	-
Building HVAC	2.8	1.2	13.1	13.9
Segment total	33.9	9.3	92.1	64.2
Corporate and eliminations	(13.7)	(10.0)	(52.7)	(71.7)
Operating income (loss) (a)	$20.2	$(0.7)	$39.4	$(7.5)

(a)	See the adjusted operating income reconciliation on the next page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)

(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2017	2016	2017	2016
Operating income (loss)	$20.2	$(0.7)	$39.4	$(7.5)
Acquisition-related costs and adjustments (a)	4.6	0.2	19.1	0.5
Restructuring expenses - Americas (b)	1.7	3.8	6.9	8.8
Restructuring expenses - Europe (b)	3.2	6.3	3.0	6.2
Restructuring expenses - other (b)	-	1.3	1.0	1.6
Gain on sale of facilities (c)	(0.8)	-	(2.0)	-
Legal and environmental charges (d)	0.3	1.1	1.9	1.6
Pension settlement losses (e)	-	1.8	-	42.1
Impairment charge (f)	-	9.9	-	9.9
Adjusted operating income	$29.2	$23.7	$69.3	$63.2

Net earnings (loss) per share attributable to Modine shareholders - diluted	$0.16	$0.16	$0.29	$(0.03)
Acquisition-related costs and adjustments (a)	0.07	-	0.28	0.01
Restructuring expenses (b)	0.09	0.20	0.17	0.27
Gain on sale of facilities (c)	(0.01)	-	(0.04)	-
Legal and environmental charges (d)	-	0.02	0.04	0.02
Pension settlement losses (e)	-	0.02	-	0.54
Impairment charge (f)	-	0.21	-	0.21
Gain from fire insurance recovery (g)	-	(0.19)	-	(0.19)
Tax valuation allowances (h)	0.04	(0.06)	0.04	(0.06)
Adjusted earnings per share	$0.35	$0.36	$0.78	$0.76

(a)
On November 30, 2016, the Company acquired Luvata HTS.  Acquisition-related costs in fiscal 2017, recorded as SG&A expenses at Corporate, primarily included costs for  i) transaction advisors, ii) legal, accounting, and other professional services, and iii) incremental costs directly associated with integration activities, including third-party consulting fees. Additionally, the adjustments include $4.3 million, also recorded at Corporate, for the impact of an inventory purchase accounting adjustment.  The Company wrote up acquired inventory to its estimated fair value and charged the write-up to cost of sales as the underlying inventory was sold.  Certain acquisition-related costs are non-deductible for income tax purposes. The tax benefit related to acquisition-related costs and adjustments for the three and twelve months ended March 31, 2017 was $1.1 million and $5.5 million, respectively.

(b)
Restructuring amounts primarily relate to equipment transfer and plant consolidation costs and employee severance expenses, and include activities under the Company's Strengthen Diversify and Grow strategic platform.  During fiscal 2017 and 2016, restructuring expenses within the Building HVAC segment totaled $0.7 million and $1.1 million, respectively.

(c)
During the fourth quarter of fiscal 2017, the Company sold two previously-closed manufacturing facilities in its Americas segment.  In addition, during the second quarter of fiscal 2017, the Company sold a manufacturing facility in its Europe segment.  As a result of these sales, the Company recorded net gains totaling $2.0 million.

(d)
During fiscal 2017, the Company increased a legal reserve recorded in Brazil by $1.6 million (within SG&A expenses in the Americas segment) associated with a formal administrative investigation under Brazil’s antitrust laws and incurred environmental charges related to a previously-owned manufacturing facility in the Americas segment.  During fiscal 2016, the Company incurred environmental charges totaling $1.6 million related to the previously-owned facility.  The Company recorded the environmental charges within cost of sales.

(e)
During fiscal 2016, the Company recorded pension settlement losses related to lump-sum payouts to certain U.S. pension plan participants at Corporate, within SG&A expenses ($33.3 million), and cost of sales ($8.8 million).  The income tax benefit related to pension settlement losses for the three and twelve months ended March 31, 2016 was $0.7 million and $16.4 million, respectively.

(f)	During fiscal 2016, the Company recorded a $9.9 million impairment charge within the Europe segment related to a manufacturing facility in Germany.
(g)
During fiscal 2016, the Company settled an insurance claim related to machinery and equipment destroyed in a fiscal 2014 fire at its Airedale facility in the U.K. and recorded a gain in other income of $9.5 million. The income tax provision related to this gain was $0.8 million.

(h)
On March 31, 2017, the Company recorded a valuation allowance on its deferred tax assets in Brazil, and, as a result, recorded income tax expense of $2.0 million.  On March 31, 2016, the Company reversed the valuation allowance on its deferred tax assets in India, and, as a result, recorded an income tax benefit of $3.0 million.

Modine Manufacturing Company
Net debt (unaudited)

(In millions)

	March 31, 2017	March 31, 2016
Debt due within one year	$105.2	$37.1
Long-term debt	405.7	125.5
Total debt	510.9	162.6

Less: cash and cash equivalents	34.2	68.9
Net debt	$476.7	$93.7

Adjusted free cash flow (unaudited)

(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$6.6	$7.0	$41.6	$72.4
Expenditures for property, plant and equipment	(18.4)	(20.5)	(64.4)	(62.8)
Payments for restructuring, acquisition-related costs, and certain other expenses (a)	10.9	4.8	32.7	12.8
Adjusted free cash flow	$(0.9)	$(8.7)	$9.9	$22.4

(a)	During fiscal 2017, the Company paid $18.3 million for restructuring activities, including severance, $13.0 million for acquisition-related costs, and $1.4 million related to an environmental matter.

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
 k.t.powers@na.modine.com